Exhibit 21.1

                                  Subsidiaries
                                       of
                           Yardville National Bancorp


1.   Yardville National Bank (the "Bank")

2. Yardville National Investment Corporation, a New Jersey corporation and a wholly owned subsidiary of the Bank.

3. Brendan, Inc., a New Jersey corporation and a wholly owned subsidiary of the Bank.

4. Nancy Beth, Inc., a New Jersey corporation and a wholly owned subsidiary of the Bank.

5. Jim Mary, Inc., a New Jersey corporation and a wholly owned subsidiary of the Bank.

6. YNB Real Estate Holdings Co., Inc., a New Jersey corporation and a wholly owned subsidiary of the Bank.